Exhibit 4.110

Commercial Information

Confidential

Mobile Value-added Service (Short Message) Agreement

Contract No.: YYZX-YDZZ-12060261

Party A: Value-Added Service Operation Center of the China Telecom Corporation Limited

Party B: Beijing AirInbox Information Technologies Co., Ltd

Date: January 1, 2012

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Contents

Whereas

Article 1	Definition
Article 2	Cooperation Mode
Article 3	Rights and Obligations of the Two Parties
Article 4	Work Interface and Maintenance
Article 5	Fee Calculation and Settlement
Article 6	Protection of Rights and Infringement Handling
Article 7	Change or Termination of This Agreement
Article 8	Confidentiality
Article 9	Force Majeure and Exemption
Article 10	Governing Law and Dispute Resolution
Article 11	Effectiveness and Miscellaneous

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Party A: Value-Added Service Operation Center of the China Telecom Corporation Limited

Address: Bldg.3, No. 99 Xingshikou Rd., Haidian District, Beijing

Legal Representative/Person in Charge: Mr. Ye Lisheng

Party B: Beijing AirInbox Information Technologies Co., Ltd

Address: F33, Tengda Plaza, No.168,Xizhimenwai Ave, Haidian District, Beijing

Legal Representative/Person in Charge: Wu Linguang

Whereas:

1.	Party A is a branch of the China Telecom, undertaking such functions as the operation and technical support of the value-added service platform and external cooperation of the China Telecom.
2.	Party B is a Service Provider (SP) organized and existing under the laws of the People's Republic of China, which provides mobile value-added services in accordance with laws and has the qualifications for providing the mobile value-added services under this Agreement. Party B wishes to provide value-added services based on Party A's mobile communication network and value-added service platform and has the full rights to execute and perform this Agreement.
3.	Party A and Party B have reached consensus with regard to the conduction of value-added services, and execute and perform this Agreement based on the basic principle of openness, innovation, and win-win.

The two parties, based on equality and consultation, reach this Agreement with regard to the matters regarding the value-added services between Party A and Party B, with a view to developing and enriching wholesome mobile value-added services and targeting at the realization of win-win.

Article 1 Definition

Unless separately defined in the provisions of this Agreement, or Party A and Party B arranged other written explanations, the definitions for all the related terms used in this Agreement shall refer to the Measures of the China Telecom on the Administration of Cooperation on Mobile Value-added Services, the Measures of the China Telecom on the Administration of SP Credit Points of Mobile Value-added Services, and other service standards, administrative measures, wireless operation and maintenance procedures, service quality standards and/or customer service standards and other related documents (collectively referred to as "Party A's Related Administrative Measures"). Any other related terms not specified in this Agreement and Party A's Related Administrative Measures shall be interpreted in accordance with the laws and regulations, government departmental rules and policies of competent departments of the PRC. In case of absence of specific interpretations in the foregoing documents, such terms shall be interpreted with reference to industry practice.

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Article 2 Cooperation Mode

2.1	Based on the China Telecom mobile network and various value-added service platforms, Party B, in its own name, provide Party A's users ("User(s)") with such mobile value-added services as various information services and applications ("Value-Added Services"). Party A, in accordance with this Agreement, provides Party B with network communication and various service platforms, and provides Party B with fee calculation and collection services.
2.1.1	Based on consultations and agreement, Party B will provide [short message] value-added services.
2.1.2	The service types agreed in this Agreement will be continuously expanded with technology innovation and business innovation. If, during the performance of this Agreement, Party A and Party B propose to carry out any other service types other than the value-added services under this Agreement ("New Value-Added Services"), the two parties may otherwise sign an agreement with regard to the New Value-Added Services, or include the same in this Agreement by signing a supplementary agreement.
2.2	Cooperation territory: based on consultations and agreement, the two parties will carry out cooperation within the territory of [the whole nation].
2.3	Term of cooperation: From January 1, 2012 to December 31, 2012.
2.4	Unless otherwise agreed, Party B shall recognize the change to value-added services and cooperation mode as required by the development of business, and assist Party A in completing such change.
2.5	If competent national department in charge of related industry issue related policies, Party A and Party B shall implement such policies.

Article 3 Rights and Obligations of the Two Parties

3.1	Party A's rights and obligations
3.1.1	Party A will, with compensation, provide Party B with mobile communication network, value-added service platform and user resources and provide Party B with access services and calculation and collection of fees on behalf of Party B.
3.1.2	Party A has the right to formulate or amend from time to time Party A's Related Administrative Measures such as the Measures of the China Telecom on the Administration of SP Cooperation on Mobile Value-added Services, the Measures of the China Telecom on the Administration of SP Credit Points of Mobile Value-added Services based on business and market development, and notify Party B of the same by appropriate means.
3.1.3	Party A has the right to assess various services applied by Party B to disqualify those failing to satisfy related requirements based on Party B's business development, credit evaluation and breaches, give award for Party B's innovative business, and supervise Party B's customer service quality.
3.1.4	Party A shall be responsible for the construction and maintenance of SP service system, guarantee the normal operation of such system, use SP service system to issue notice/announcement, Party A's Related Administrative Measures and policies, and manage and update the information relating to Value-Added Services. As soon as the information sent by Party A reaches the access point of Party B's SP service system, Party B will be deemed to have received and understood the information sent by Party A. Party A will notify Party B of Party B's user name and password in the SP service system, to facilitate Party B to log in the SP service system.

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3.1.5	As to the issuance, response, confirmation and explanation of such information as contract information, settlement information, complaint and breach punishment information generated in Party A's SP service system, including but not limited to data, form, appendixes, unless specifically indicated, shall be deemed to the evidence for the communication between the two parties. Such information shall be deemed to have been received and understood by Party B as soon as it reaches the access point of Party B's SP service system. Party A may provide appropriate backup and consultation function in the SP system. Nevertheless it is not liable for the complete preservation or re-provision of such information.
3.1.6	Party A will allocate to Party B an SP serial number for the identification of Party B in Party A's fee calculation and settlement system, value-added service platform system, customer service system. Party A shall ensure that the SP serial number Party B obtained is stable and acknowledge such SP serial number will be identical to Party B in Party A's system.
3.2	Party B's rights and obligations
3.2.1	Party B will, in its own name, provide users with Value-Added Services and shall be responsible for the development of the contents of service contents, the construction and maintenance of Party B's self-owned product platform, market promotion and customer services.
3.2.2	At the execution or during the performance of this Agreement, Party B shall continuously have all the qualifications required for conducting Value-Added Services, and shall provide Party A with the following qualification certificates at the execution of this Agreement:
(1)	110108003734369Business License for Enterprises as Legal Persons;
(2)	B2-20090197Cross-Region Telecom Value-Added Service Operation License;
(3)	The access code of short message services: 10663355;
(4)	Other qualification certificates required for Party B to engage in Value-Added Services in accordance with laws and regulations and Party A's Related Administrative Measures; and
(5)	The certification document satisfying qualification conditions and/or access conditions and certificates of pass of testing, as recognized by Party A.
3.2.3	Party B shall abide by national laws and regulations and national information industry-related policies, and shall strictly abide by this Agreement and Party A's Related Administrative Measures. Party B shall undertake the liabilities for breach of the foregoing provisions.
3.2.4	Party B shall, prior to the execution of this Agreement, sign the Information Safety Guarantee Liability Statement, the Anti-Commercial Bribery Guarantee Liability Statement, or any other documents containing similar contents (subject to the actual provision by Party A), and strictly abide by any commitment made in such documents. If Party B violates the foregoing agreement, it will constitute a breach and Party B shall undertake corresponding liabilities for breach in accordance with this Agreement and the requirements of Party A's Related Administrative Measures.

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3.2.5	Party B promises that the Value-Added Services and its service and information contents provided by Party B to users in accordance with this Agreement shall be legal, wholesome and safe, and shall satisfy the requirements of laws and regulations, the requirements in respect of information safety management of competent department, Party A's Related Administrative Measures, and Party B's commitment in Information Safety Guarantee Liability Statement or similar documents. Otherwise, Party B shall take corresponding liabilities for breach of agreement, in addition to taking administrative liabilities according to law.
3.2.6	Party B may use its username and password in the SP service system to log in the SP service system, whereby such functions as service application, company information maintenance and communication between the two parties may be realized. Party B shall timely register and update its name, designated bank, account, contact person and customer service information based on actual situation, and solely be responsible for the preservation of the contract information, settlement information and complaint and breach punishment information generated by the SP service system.
3.2.7	Party B shall be solely responsible for the safekeeping of its username (SP serial number) and password for logging in SP service system, and shall not disclose to or allow any third party to use the same. If the username (SP serial number) and password is known by any other person due to any reason on the part of Party B, which causes Party A, Party B and/or Users to sustain losses, Party B shall take all the responsibilities.
3.2.8	As to Party B's application of new services or change to existing service types, Party B shall issue a written notice to Party A or submit an effective application via Party A's SP service system. Furthermore, Party B shall submit the qualification certificates for providing related services.
3.2.9	Party B shall provide Party A with the network interface and authority for inquiry and unsubscribing of Value-Added Services and, upon the request of Party A, provide Party A with such data and report in respect of User development, User categorization, User's consumption habit and business prospect. Party B shall timely send to Party A user's data obtained during Value-Added Services, to ensure the real-time update of Party A's User databank. At the same time, both Party A and Party B confirm that Party A has the ownership of User data. User data and information are Party A's confidential information and Party B shall undertake the confidential obligations under this Agreement. Such information shall not be used for any purpose other than the purpose of this Agreement or provided to any third party by any means, without authorization.
3.2.10	Without the prior consent of Party A, Party B shall not, individually or jointly (cooperate with mobile terminal manufacturers), set up any built-in services in mobile terminals or UTK/OTA cards.
3.2.11	Prior to providing Users with Value-Added Services (including market promotion, business publicity), Party B must, by appropriate means, notify Users of the contents, means of provision, charging standard (information and communication fees), means of cancellation (unsubscribing), and customer service telephone, which must be known by Users for subscription/on-demand services or making payments. Party B shall guarantee that it, prior to providing Users with Value-Added Services, has performed the foregoing notification obligations and obtained the confirmation of Users with regard to subscription and on-demand services.

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3.2.12	At the time of providing Users with Value-Added Services, Party B shall not, by any means, including but not limited to coercion, cajolery, deception and humbug to trick Users to user subscription/on-demand services to accrue corresponding fees and cause Users to bear extra burden.
3.2.13	Party B promises to provide Value-Added Services in its own name and will not misguide Users to think that the contents of the Value-Added Services are provided by Party A or jointly provided by Party A and Party B. If Party A is thus caused to take responsibilities, Party B shall take all the responsibilities, indemnify Party A against all the losses and eliminate adverse impact.
3.2.14	Party B shall not commit any act as prohibited in Party A's Related Administrative Measures at the time of providing Users with Value-Added Services or engage in any act damaging the lawful rights and interests of Party A and/or any third party such as any User, or provide any support for such act (including connivance); otherwise Party B shall bear all the loss sustained by Party A, Users or the third party, state its responsibilities by appropriate means, and eliminate adverse impact, in addition to taking the corresponding liabilities of breach in accordance with this Agreement and Party A's Related Administrative Measures.

Article 4 Work Interface and Maintenance

4.1	During the term of this Agreement, Party A and Party B shall take the point of junction as boundary to maintain their respective interface. The work and maintenance interface for Party A and Party B are shown in the following diagram:

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Schematic Diagram of the Two Parties' Maintenance Interface

4.2	Party A's maintenance responsibilities
4.2.1	Party A shall be responsible for the investment of the hardware and software system affiliated to Party A's mobile communication network and its Value-Added Service platform.
4.2.2	Party A shall assist Party B in connecting Party B's server to Party A's gateway or server.
4.2.3	Party A shall open its technical protocolstandards and interface standards relating to itsValue-Added Services to Party B.
4.2.4	Party A shall be responsible for the normal communication of the network of Party A and shall be responsible for its network failure due to any other reason on the part of Party B. As to the data of abnormal overload or information transmission which may affect Party A's network operation safety, Party A has the right to restrict such transmission.
4.2.5	Party A has the right to control and adjust the data traffic and port of the maintenance interface of Party A, nevertheless Party A shall notify Party B of the results.
4.2.6	Party A has the right, based on requirements and during the operation of the services, to carry out necessary testing and data statistics for the services provided by Party B from time to time and may, based on the testing results, require Party B to rectify in accordance with Party A's related administrative measures.
4.2.7	Party A shall provide Party B with the statistics regarding the data traffic used by Party B via communication channel, and ensure the reliability and timeliness of such statistics.
4.2.8	Party A shall, as early as possible, notify Party B in advance of any suspension of transmission due to the testing or maintenance of gateway or other network equipment, or any other predictable reason, including the reason, time and period of the transmission suspension.
4.2.9	At the time of any suspension of transmission due to the failure of gateway or other network failure, Party A shall notify Party B in time within reasonable time limit.
4.3	Party B's maintenance liabilities
4.3.1	Party B shall be solely responsible for the construction and maintenance of its own systems, including but not limited to all the hardware equipment, system commissioning, opening, system maintenance and related costs with regard to the Value-Added Services under this Agreement.
4.3.2	Party B shall be responsible for the connection of Party B's system to Party A's various gateway or servers and the application, lease and maintenance of related communication lines, and undertake corresponding costs.
4.3.3	Party B shall guarantee that its system commissioning, opening and maintenance will not be implemented at the busy time of Party A's business and any work which may cause relatively big impact on Users shall be conducted at small hours, to mitigate the impact on Users' use of mobile Value-Added Services as best as practical. Party B shall ensure the implementation of such work will not affect the normal operation of Party A's network and will take corresponding liabilities for any failure thereby caused to Party A's network system.

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4.3.4	Party B must notify Party A of its system commissioning, opening and maintenancein advance, in writing or any other appropriate means (for example, through SP system), and Party A shall forward such notice to Users, to mitigate the impact on Users to the greatest extent. Party B agrees to the adjustment made by Party A to data traffic for ensuring the normal operation and stability of various value-added services under emergencies.

4.3.5	Where Party B sends any data or information to Party A's communication platform, Party B shall ensure that the data traffic will not cause any damage to the safe load of network. With regard to any abnormal overload data or information transmission which may affect the safe operation of Party A's network, Party A has the right to restrict the transmission.
4.3.6	Party B shall ensure that it will provide 7*24 hour uninterrupted system maintenance and be responsible for all the losses and liabilities of Users or other third party.

Article 5	Fee Calculation and Settlement
5.1	The fees agreed in this Agreement include communication fee and information service fees.
5.2	Communication fees
The price of communication fees will be set up by Party A. Party A shall be responsible for the fee calculation and collection of the communication fees accrued by Users or Party B as a result of their use of Party A's mobile communication network. The proceeds from communication fees shall be owned by Party A.
5.3	Information service fees
5.3.1	Information service fee is the fee other than the communication fee accrued as a result of User's use of Party B's Value-Added Services. The information service fee shall, in principle, be set up by Party B, subject to the examination and approval of Party A. Information service fees will be uniformly calculated and collected by Party A on behalf of Party B, which will not directly collect any information service fees from Users.
5.3.2	Any change to information service fees (including price, charging method, etc.) shall be subject to the confirmation by Party A prior to officialimplementation. Where Party B determines the price for information service fees, it may set up various charging methods such as service times, service duration, or monthly package, or provide multiple charging methods for Users to make choice. Party B shall make Users know the details of the method, standards, time of payment and customer services regarding the information service fees by express provisions in related subscription agreement, display on mobile phone interface or sending short message.
5.3.3	Collection of information service fees
(1)	Prior to the collection of information service fees by Party A on behalf of Party B, Party A has the rights to examine item by item the related charging items and their summary contents. Party B shall provide active cooperation. The major contents for examination and approval shall be: whether the contents provided by Party B violate the requirements of Article 57, Article 58 of the Telecommunication Rules of the People's Republic of China and those of other related laws, regulations and policies. In addition, the two parties consistently confirm that whether Party A carry out the foregoing examinations will not exempt Party B from all liabilities with regard to the contents of the legality, compliance and non-infringement of the Value-Added Services.

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(2)	Prior to the collection of information service fees by Party A on behalf of Party B from Users, Party B shall provide related data to certify Users are using the related services based on their knowledge and voluntariness. The fees shall be collected since the actual use of the services by Users (excluding monthly package); Party A and Party B shall keep the records in respect of User's subscription and use of on-demand service for no less than five months.
(3)	If Users require the provision of the list of fees collected by Party A on behalf of Party B, both Party A and Party B shall provide Users with such list for free, without charging any fees from the other party or Users.
(4)	If Users making payment after service have any objection to paying and refuse to pay the information service fees so collected and Party B fails to provide on-spot evidence to prove the fee collection is free from any error, Party A will only collect the portion of fees without any dispute and timely notify Party B of related information. Party B shall be responsible for the properly settlement of the dispute between Users.
(5)	If Users with prepayment have any objection to the information service fees collected on behalf of Party B, and Party B fails to provide on-spot evidence to prove the fee collection is free from any error within fifteen (15) days, Party A shall refund the fee to Users at first and deduct the same from the information service fees payable to Party B in the next settlement period. And Party B shall be responsible for the proper settlement of the dispute with Users.
(6)	During the settlement of such objection, Party B shall not suspend or terminate any other Value-Added Services other than those relating to objections lodged by Users.
5.3.4	Settlement principle for information service fees
(1)	The receivable information service fees calculated through Party A's fee calculation and settlement system ("Receivable Information Service Fees") will not include the uncollected or refunded amount regarding User complaint or objection.
(2)	Party B shall pay Party A service fees with regard to Party A's provision of network, technology service and fee collection services under this Agreement. The two parties consistently confirm that Party A may directly deduct bad debts, Party A's service fees and unbalanced communication fees (if any) from the Receivable Information Service Fees it collected on behalf of Party B and then pay the remainder information service fees ("Settlement Fees") to Party B in accordance with the Agreement. The two parties will settle the amount based on the method specified in item [a]:
(a)	SMS services: Party B's Settlement Fees= (1-8%) Receivable Information Service Fees * (1- Party A's service fee ratio (15%))-SMS unbalanced communication fees.

SMS unbalanced communication fees= (piece of downlink SMS-piece of uplink SMS)*0.05 yuan/piece.

(b)	WAP services: Party B's settlement fees= (1-8%) Receivable Information Service Fees * (1- Party A's service fee ratio (15%))
(c)	JAVA services: Party B's settlement fees= (1-8%) Receivable Information Service Fees * (1- Party A's service fee ratio (15%))

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(d)	MMS services: Party B's settlement fees= (1-8%) Receivable Information Service Fees * (1- Party A's service fee ratio (15%))-MMS unbalanced communication fees.

MMS unbalanced communication fees shall be calculated as follows:

If the pieces of unbalanced downlink MMS are from 0 to 50,000 (piece/month), MMS unbalanced communication fees= (piece of downlink MMS-piece of uplink MMS)*0.20 yuan/piece

If the pieces of unbalanced downlink MMS is no less than 50,000 (piece/month), MMS unbalanced communication fees=50,000*0.20 yuan/piece +(X-50,000) *0.15 yuan/piece; X=piece of unbalanced downlink MMS (piece/month)

(e)	BREW services: Settlement shall be made with Party B after deducting the information service fee allocation (10%) of Qualcomm:

Party B's settlement fees= (1-8%-10%) Receivable Information Service Fees *(1-Party A's service ratio (15%))

(f)	Multimedia E services: Party B's settlement fees= (1-8%) Information Service Fees *Party B's allocation ratio (85%);

Unbalanced communication fee= (piece of downlink communication-piece of uplink communication)*0.05 yuan/piece

(3)	Party A and Party B, based on the foregoing settlement method, calculate corresponding the settlement fees for various Value-Added Services payable to Party B, which will be summed up and from (to) which other fees payable by Party B shall be deducted (added), and the results are the proceeds finally payable by Party A to Party B (i.e., "Settlement Information Service Fees"). ''Other fees'' mentioned above includes but not limited to: the fees payable by Party B and liquidated damages, anticipatory payment for compensation, liquidated damages deducted due to breaches, and damages. If Party A and Party B otherwise agree, Party B's service proceeds and payable amounts may be settled respectively based on respective settlement procedures.

5.3.5     Fee calculation period of information service fee

It means the period for the statistics of Party B's information service fees in Party A's fee calculation system. It is generally divided by natural month, from 00:00 of the first day of natural month to 24:00 of the last day of the same month.

5.3.6     Settlement procedures for information service fee

The settlement shall be made on a monthly basis and the settlement period is three months. i.e., the information service fee for the first month shall be paid to Party B's account at the end of the third month. The settlement procedures for any single information service fees shall be as follows:

(1)	Information service fees will be accrued in the first month;
(2)	Settlement information will be issued in the second month;
(3)	In case of any doubt, Party B may, within five (5) working days subsequent to the issue of settlement information, apply to the China Telecom, for account-checking. If the error between the two parties' data is within the scope of 8%, the settlement data of the China Telecom shall prevail; if the error exceeds 8%, the two parties shall carry out a recheck to specify the reasons, and adjust the settlement data in time.

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(4)	Party B shall, within the time limit agreed by the two parties, provide the China Telecom with settlement confirmation and the invoice with corresponding amount which satisfies related national requirements.
(5)	If Party B fails to provide the feedback regarding settlement conformation and invoice within agreed time limit, Party A will delay the settlement payment of information service fees in the month to be made to Party B and such payment may be made to Party B in the next month after the receipt of the confirmation and invoice prior to the end of the next quarter. Party A's postponement in making payment due to the application of these provisions will not constitute the delayed payment under this Agreement and Party A will not undertake any responsibilities thereby caused.
(6)	If Party B fails to provide Party A with the settlement confirmation and/or invoice within a year (commencing on the 15th day of the second month after the related service is provided), Party B will be deemed to have waived the right to collect such amount after the foregoing time limit, and Party A is exempted from paying SP such amount and will not be liable for taking any responsibilities thereafter.
(7)	The China Telecom will pay the Settlement Information Service Fees to the account designated by Party B prior to the 28th day of the third month.
5.3.7	If the Settlement Information Service Fee is a negative, Party B shall pay to Party A the corresponding amounts within ten working days subsequent to its receipt of Party A's notice, and Party B shall timely obtain an official invoice from Party A after making such payment. If Party B delays in making the payment, it shall pay a sum of liquidated damages to Party A with the amount of one thousandth of the amount due to Party A on a daily basis. At the same time, Party A has the right to directly deduct Party B's payables and liquidated damages from the Settlement Information Service Fees for the next period. If Party B's payment is delayed for sixty days, Party A has the right to terminate this Agreement at its sole discretion and hold Party B liable for related legal liabilities.
5.3.8	Party B shall timely update such information required for making payment as bank account information recorded in the SP service system. If Party A's payment is recovered by related bank due to Party B's failure to update the information required for making payment or cause any other difficulties for Party A to make payment in time, Party A will delay the payment of such amount and will not be liable for the liabilities for breach or other responsibilities due to failure to make the payment in time. The time for handling the delayed payment shall be the June or December nearest to Party A's knowledge of Party B's accurate bank account.
5.3.9	If Party B terminates this Agreement due to the application of the provisions herein and Party A's Related Administrative Measures, Party A and Party B shall settle the information service fees accrued prior to the termination. For the settlement, the settlement method, period and procedures specified herein and the provisions in respect of Party B's liabilities and deduction of information service fee (including liquidated damages) due to breaches shall be abided by and implemented.
5.3.10	Party B's bank account information shall be as follows:

Bank of deposit: [ICBC Beijing Capital Indoor Stadium Sub-branch]

Bank Address: Tengda Plaza, No.168, Xizhimenwai Ave, Haidian District

Account Name: Beijing AirInbox Information Technologies Co., Ltd

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Account Number: [0200053719200031688]

Article 6 Protection of Rights and Infringement Handling

6.1	Party B promises that if any service/contents of the Value-Added Services provided by Party B are related to copyright, trademark, patent right, portraiture right or right of reputation, related laws of the State shall be satisfied; Party B shall sign necessary authorization/license agreement with related right owners and/or its agents in accordance with related requirements of the State and ensure that the Value-Added Services provided by Party B will not infringe on the lawful rights and interests of the rights owners.
6.2	If any person files a legal or administrative procedure (collectively referred to "Infringement Accusation"), alleging that Party A or the China Telecom has violated related laws, regulations and rules of the State and infringed its intellectual property rights, any other personal and property rights, Party B shall be responsible for settlement as soon as possible and indemnify Party A and the China Telecom against all losses and costs they sustained, which include but not limited to all legal costs, reasonable lawyer's fees, investigation fees, penalties, settlement amount or compensation specified in effective legal instruments arising from the foregoing Infringement Accusation.
6.3	Party A and Party B may otherwise consult with each other to agree that the company brand, service brand, business brand, trademark, mark or Logo of Party A or the China Telecom may be used in the Value-Added Services, nevertheless Party B shall not use the same without authorization, unless the two parties have consulted and Party A's written confirmation is obtained; otherwise it will constitute infringement. In the case, Party B shall eliminate adverse impact and indemnify Party A against all the losses.

Article 7 Change or Termination of This Agreement

7.1	Where any party hereto wants to amend this Agreement, it must notify the other party in writing fifteen (15) days in advance. The two parties shall change or amend this Agreement in writing.
7.2	Unless specified in this Agreement or Party A's Related Administrative Measures, any party hereto shall not suspend or terminate the performance of this Agreement or rescind this Agreement at its sole discretion.
7.3	If any party hereto fails to perform the liabilities or responsibilities in this Agreement and Party A's Related Administrative Measures or materially violate the provisions of this Agreement or Party A's Related Administrative Measures, which results in that the other party ("Non-breaching Party") is unable to perform this Agreement, the case will constitute a breach. The breaching party shall take the liabilities for breach of agreement, and the Non-breaching Party has the right to rescind this Agreement.
7.4	During the term of cooperation, if Party B is under any of the following circumstances, this Agreement shall terminate automatically:
(1)	Such resources obtained from Party A as SP serial number, relay line, and digital website are used for any purpose other than that specified in this Agreement, or disclosed to any third party in whole or in part, without the approval of Party A;
(2)	The area for business operation is beyond the operation area or service scope as specified in its qualification license;

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(3)	Party B provides the service contents and types requiring qualification license under the circumstances it fails to obtain the qualification license issued by the competent national department or the qualifications it obtained is deprived of;
(4)	Providing false rights source certificates such as false copyrights and false qualification certificates;
(5)	Any other act in respect of providing services and contents without authorization and in violation of therequirements of related laws and regulations, the requirements of competent department, the provisions of this Agreement or the requirements of Party A's Relative Administrative Measures; or
(6)	Any other circumstances specified in Party A's Relative Administrative Measures.
7.5	During the term of this Agreement, if Party B undergoes any division, consolidation, dissolution, liquidation, bankruptcy, loss of the qualifications or abilities to carry out the Value-Added Services under this Agreement, or any event restricting the nature, qualifications or civil capacity of the company, Party B shall timely notify Party A and this Agreement terminate correspondingly. Party B shall abide by the requirements in respect of buffer period as specified in Party A's Related Administrative Measures. If Party B undergoes any division or consolidation, this Agreement shall be terminated correspondingly. Any company succeeding the Value-Added Services under this Agreement (or other entities) shall re-apply to Party A for the opening of services, and amend Party B's enterprise identity code and other information in Party A's service system and SP service system.
7.6	In case of any change to Party B's company name, Party B shall timely go to related industrial and commercial administration department and the competent department in charge of information industry to go through the formalities in respect of company name change, to collect effective entity qualification certificates and service qualification certificates, which shall be submitted to Party A for examination under this Agreement.

Article 8 Confidentiality

8.1	The confidential information mentioned herein refers to the trade secrets (including financial secrets), User information, know-how, trick of the trade and/or any other confidential information and data obtained or known by one party ("Receiving Party") from the other Party ("Disclosing Party") or the confidential information jointly created by the two parties during the performance of this Agreement, which is inseparable, no matter such information and data is carried by any media in any form, or disclosed by the Disclosing Party in oral, written or graphic means to indicate the confidentiality of such information.
8.2	The Receiving Party is liable for taking such measures to protect the confidential information which shall be no less prudent than those for protecting its own trade secrets. Without the written consent of the Disclosing Party, the Receiving Party shall not provide any third party with or disclose to any third party such confidential information. It is prohibited to use a part of or all of such confidential information for any purpose other than that specified in this Agreement. Receiving Party shall ensure that confidential information may only be known by its person in charge or employees relating to specified services and at the same time shall instruct such persons to abide by the confidentiality and non-disclosure obligations specified in this Article.

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8.3	The Receiving Party may only duplicate the confidentialinformation for the purpose of performing this Agreement. The Receiving Party shall not use any means (for example, floppy disk, hard disk, drawing, color sample, picture, film, and optical disc, etc) to save all documents and data containing confidential information. Upon the reasonable claim by the Disclosing Party or the termination or rescission of this Agreement, the original copies of all the documents and data containing confidential information shall be returned to the Disclosing Party and all the copies thereof shall be destroyed.
8.4	The foregoing restrictive provisions shall be inapplicable to the following circumstances:
(1)	The confidential information has been legally owned by the Receiving Party at the time of or prior to the execution of this Agreement;
(2)	The confidential information has been made public or publicly available at the time of providing the same to Receiving Party;
(3)	The confidential information is known by the Receiving Party from any third party without the confidentiality and non-disclosure obligations.
(4)	The confidential information is independently developed by the Receiving Party or any of its related or affiliated companies and no benefits have been procured from the information obtained from the Disclosing Party or its related or affiliated companies; or
(5)	The confidential information is disclosed by the Receiving Party as required by any competent court or other legal or administrative management department (by oral query, inquiry, required data or file, subpoena, civil or criminal investigation or other proceedings). In the case, the Receiving Party shall immediately issue a notice to the Disclosing Party and make necessary explanations.
8.5	Both Party A and Party B shall keep confidential the execution and detailed contents of this Agreement.
8.6	The communications or documents exchanged between the two parties with regard to communication, announcement, and notice for the performance of this Agreement shall be properly kept by the two parties, which shall not be used for any purpose damaging the cooperation between the two parties. Either party hereto shall not slander the other party or make any remarks in the public which are adverse to the two parties for the purpose of attacking the other party.
8.7	These confidentiality provisions shall be continuously effective during the term of this Agreement and within five [5] years subsequent to the termination or rescission of this Agreement. Where Party A discloses to the China Telecom and any of its affiliates such confidential information, these confidentiality provisions will not be applicable.

Article 9 Force Majeure and Exemption

9.1	Where Party A and Party B, or any Party hereto cannot perform their liabilities under this Agreement in whole or in part due to war, chaos, terrorism, natural disaster, change to national laws, regulations or rules, network safety, failure of network coverage, power cut, damage of communication line by any person, the party so affected will not be liable for any related liabilities; provided that such party shall immediately notify the other party in writing of the foregoing event, and provide the detailed information of such event and certificates issued by competent department within fifteen (15) days. And the two parties may consult to decide whether to continue the performance of this Agreement based on the extent to which the performance of this Agreement is affected by such event.

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9.2	Party A will suspend or terminate the provision of related services, if any administrative department of the government so required. In the case, Party A is not liable for any liabilities.

Article 10	Governing Law and Dispute Resolution
10.1	This Agreement shall be governed by the laws of the PRC.
10.2	Any dispute arising from or in connection with this Agreement shall be settled based on the friendly consultations between the two parties. If the two parties fail to do so, any party hereto may choose to take the means for dispute resolution as specified in item [1]:
(1)	Submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission for the time being in force. The arbitration shall be conducted in Beijing and the language for the arbitration shall be Chinese. The arbitration shall be final and binding upon both parties. The arbitration fees shall be borne by the losing party.
(2)	File an action before the competent people's court where [ ] locates.
10.3	During the arbitration or action, the two parties shall continue to perform any other portion of this Agreement which is not related to such arbitration or action.

Article 11	Effectiveness and Miscellaneous
11.1	During the term of cooperation, Party A's Related Administrative Measures shall constitute an integral part of this Agreement. Unless otherwise agreed, if there is any consistency between Party A's Related Administrative Measures and this Agreement, Party A's Related Administrative Measures shall prevail.
11.2	Unless otherwise agreed in this Agreement or Party A's Related Administrative Measures, all or a part of the rights and obligations of Party B under this Agreement shall not be assigned or transferred to any third party by any other means. If Party B transfers any portion of work to the third party in accordance with this Agreement or Party A's Related Administrative Measures, Party B shall take all the responsibilities arising from such transferred work.
11.3	Any provisions herein shall not be interpreted as: (1) the two parties have created partnership or any other relations which may result in joint liabilities. (2) One party has authorized the other party to conduct any activities incurring costs or any other liabilities for the authorizing party (unless the prior written consent of the authorizing party is obtained).
11.4	Any party's failure to exercise or delay in exercising any of its rights under this Agreement will not operate as a waiver thereof; any party's exercise of all or a part of certain rights will not preclude further exercise of such rights.
11.5	If Party A and Party B have conducted cooperation on mobile Value Added Services or sign any similar agreement with regard to the Value Added Services under this Agreement, the two parties shall perform the provisions of this Agreement as of the date of this Agreement. The previous cooperation and agreement will terminate automatically.
11.6	The appendixes of this Agreement constitute an integral part hereof and shall be as authentic and valid as the main body of this Agreement.

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11.7	After the expiry of the term of cooperation, to the extent that the contents of this Agreement are not changed, Party A may examine Party B's performance ability and qualifications. If Party A thinks that Party B has the ability to perform this Agreement and Party B's qualification satisfies the conditions for the continual performance of this Agreement, the term of cooperation shall be automatically extended after expiry and will be extended for a year each time; provided that the term may only be extended twice. During the extended period, the two parties will continue to abide by the terms of this agreement and the regulations of Party B's applicable administrative measures.
11.8	This Agreement shall be executed in duplicate. Party A and Party B will hold one copy respectively, and each copy is equally authentic and valid.
11.9	This Agreement shall take effect as of January 1, 2012 after the legal representatives/persons in charge or authorized persons of the two parties affix their signature and common seals hereto.

Appendix:

Appendix 1: Information Safety Guarantee Liability Statement

Appendix 2: Anti-Commercial Bribery Guarantee Liability Statement

Party A: Value-Added Service Operation Center of the China Telecom Corporation Limited

Legal representative or authorized representative (signature)

Party B: Beijing AirInbox Information Technologies Co., Ltd

Legal representative or authorized representative (signature)

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Information Safety Guarantee Liability Statement

To Value-Added Service Operation Center of the China Telecom Corporation Limited,

With a view to ensuring that the service and contents of the mobile value-added services such as various information services and applications ("Value-Added Services") provided by us in our own name to be legal or wholesome, we solemnly promise to abide by all the provisions of this Liability Statement. In case of any violation of this Liability Statement, we will undertake all the civil, administrative and criminal liabilities.

I. We guarantee to abide by related national laws, administrative regulations, rules and related regulatory documents, and the rules of the China Telecom in respect of Value-Added Services and information safety management.

II. We guarantee to set up effective information safety management system, take proper technology protection measures and improve contents management and examination system. We will organize self-inspection and rectification on a regular basis and timely deal with various potential risks. We guarantee to implement information safety responsibility system, strengthen the education and inspection of the personnel engaging in information management personnel, and accept the administration, supervision and inspection carried out by the China Telecom and competent departments.

III. We guarantee not to use the communication network, internet or related service platforms of the China Telecom to engage in any criminal activities damaging national safety and divulge the secrets of the State, or use the same to create, consult, copy, distribute or transmit any of the following information:

1. The information in violation of the fundamental rules of the Constitution;

2. The information in violation of national safety, divulging state secretes, subversion of state power, or damaging national unity;

3. The information damaging national reputation and interests;

4. The information instigating national hatred, discrimination or damaging national unity;

5. The information damaging national region policies or advocating heresyand feudalism;

6. The information relating to spreading rumors, disturbing social order or damaging social stability;

7. The information advocating obscenity, porn, gambling, violence, homicide, horror, or instigating crime;

8. The information disparaging or slandering other person or infringing other person's lawful rights and interests; or

9. Any other information containing any elements violating the requirements of laws or regulations, or public order and good morals.

IV. In case of any of the foregoing illegal or harmful information, we guarantee to take all legal and necessary measures to eliminate such information and report the same to the China Telecom and competent departments.

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V. We guarantee that all the Value-Added Services and their contents we provide satisfy the requirements of the national laws, regulations and policies in respect of intellectual property right protection.

VI. We guarantee the safety and stability of the Value-Added Services and their contents we provide after online commissioning and test operation, and such services and contents will not damage or potentially damage the communication network, internet or related service platforms of the China Telecom.

VII. We guarantee not to use Value-Added Services to provide any other business or services or provide fee collection services for any other business or services.

VIII. We guarantee not to use any IP without the approval and examination of the China Telecom to carry out services in private.

IX. We guarantee to strictly abide by the related administrative regulations of the China Telecom during the promotion of Value-Added Services, including but not limited to:

1. We guarantee the non-existence of any contents in violation of laws and regulations or containing pornographic or obscene elements.

2. We guarantee not to use any third party such as advertisement ally or net ally to promote business.

X. We guarantee not to cooperate with mobile terminal manufactures to set up any built-in service code, service link or customer software, without the prior written consent of the China Telecom.

XI. If we violate the related provisions of this Liability Statement and related national laws or regulations, we promise to directly undertake all the legal responsibilities thereby caused, and directly indemnify any loss, if any. At the same time, your company has the right to suspend the provision of related services or even to rescind any service agreement between the two parties.

XII. This liability statement shall take effect and be implemented as soon as we set out hands and seals hereto

Common seals

Legal representative/person in charge

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Anti-Commercial Bribery Guarantee Liability Statement

With a view to regularizing the market operation of Value-Added Services, maintaining the fairness and impartiality of the cooperation on the Value-Added Services of the China Telecom, promoting the building of an honest and clean government and effectively prevent the occurrence of law-breaking behavior during cooperation, any entity carrying out Value-Added Services with the China Telecom shall abide by the following rules:

Article 1 All the entities shall abide by the related requirements of laws and regulations in respect of the building of an honest and clean government and the requirements of theMeasures of the China Telecom on the Administration of Cooperation on Mobile Value-Added Services.

Article 2 During the cooperation, all entities must strictly abide by the requirements and procedures of theMeasures of the China Telecom on the Administration of Cooperation on Mobile Value-Added Services, and shall not violate such requirements by carrying any activities in private.

Article 3 Any entity shall not, by any excuse, bribe any personnel of the China Telecom, including but not limited to the following acts:

(1)	Offering various tokens, money or gifts;
(2)	Invitation to banquets and various entertainment activities; and
(3)	Taking other improper means to seek illegal interests.

Article 4 If it is found that any personnel of the China Telecom or any other cooperation entity has committed any act in violation of related requirements or this liability statement, any entity or individual has the right to lodge an accusation and complaint. Any entity accepting the complaint shall timely ascertain related reasons based on their respective duties and keep confidential the informant.

Article 5 If it is ascertained that any entity has violated the requirements of this Liability Statement or given bribe in any other form, such entity will be seriously punished based on the seriousness of the related case. If the violation causes any economic loss or any adverse impact, the China Telecom has the right to take necessary measures to impose punishment and hold related party liable. Such related party will be blacklisted or the cooperation with such party shall be suspended for one to three years, if the case is serious.

Article 6 ThisLiability Statement shall take effect as soon as it is executed by any cooperation entity, and shall be kept by the Value-Added Service Operation Center of the China Telecom Corporation Limited.

Cooperation entity (seal):

Legal representative/person in charge:

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